Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 333-58337, 333-58341, 333-61550, 333-106361, 333-124965, and 333-142716) on Form S-8 of Owens & Minor, Inc. of our reports dated February 22, 2013, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Owens & Minor, Inc.

Owens & Minor, Inc. acquired Movianto on August 31, 2012, and management excluded from its assessment of the effectiveness of Owens & Minor, Inc.’s internal control over financial reporting as of December 31, 2012, Movianto’s internal control over financial reporting associated with total assets of $411.0 million and total revenues of $176.7 million included in the consolidated financial statements of Owens & Minor, Inc. Our audit of internal control over financial reporting of Owens & Minor, Inc. also excluded an evaluation of the internal control over financial reporting of Movianto.

Richmond, Virginia

February 22, 2013